Registration No. 333-40254


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM N-4


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      Pre-Effective Amendment No. _____ __1__

                     Post-Effective Amendment No. _____ _____


                                     and/or


         REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

                             Amendment No. ___ _____

                        (Check appropriate box or boxes)

               Principal Life Insurance Company Separate Account B
--------------------------------------------------------------------------------
                           (Exact Name of Registrant)


                        Principal Life Insurance Company
--------------------------------------------------------------------------------
                               (Name of Depositor)

          The Principal Financial Group, Des Moines, Iowa              50392
--------------------------------------------------------------------------------
  (Address of Depositor's Principal Executive Offices)               (Zip Code)


Depositor's Telephone Number, including Area Code   (515) 248-3842


  M. D. Roughton, The Principal Financial Group, Des Moines, Iowa  50392
--------------------------------------------------------------------------------
                     (Name and Address of Agent for Service)

    The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a futher amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

    Title of Securities Being Registered: Principal Flexible Variable Annuity Contract with Purchase Payment Credit Rider

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Principal Life Insurance Company Separate Account B, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned thereto duly authorized in the City of Des Moines and State of Iowa, on the 30th day of June, 2000

                         PRINCIPAL LIFE INSURANCE COMPANY
                         SEPARATE ACCOUNT B

                                 (Registrant)


                         By:  PRINCIPAL LIFE INSURANCE COMPANY

                                 (Depositor)

                                  /s/ David J. Drury
                         By ______________________________________________
                              David J. Drury
                              Chairman

Attest:

/s/ Joyce N. Hoffman
-----------------------------------
Joyce N. Hoffman
Vice President and
  Corporate Secretary


As required by the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                          Title                           Date

/s/ D. J. Drury                Chairman and                   June 30, 2000
--------------------           Director
D. J. Drury


/s/ D. C. Cunningham           Vice President and             June 30, 2000
--------------------           Controller (Principal
D. C. Cunningham               Accounting Officer)


/s/ M. H. Gersie               Executive Vice President and    June 30, 2000
--------------------           Chief Financial Officer
M. H. Gersie                   (Principal Financial Officer)


  (B. J. Bernard)*             Director                       June 30, 2000
--------------------
B. J. Bernard


  (J. Carter-Miller)*          Director                       June 30, 2000
--------------------
J. Carter-Miller


  (C. D. Gelatt, Jr.)*         Director                       June 30, 2000
--------------------
C. D. Gelatt, Jr.


  (J. B. Griswell)*            Director                       June 30, 2000
--------------------
J. B. Griswell


  (C. S. Johnson)*             Director                       June 30, 2000
--------------------
C. S. Johnson


  (W. T. Kerr)*                Director                       June 30, 2000
--------------------
W. T. Kerr


  (L. Liu)*                    Director                       June 30, 2000
--------------------
L. Liu


  (V. H. Loewenstein)*         Director                       June 30, 2000
--------------------
V. H. Loewenstein


  (R. D. Pearson)*             Director                       June 30, 2000
--------------------
R. D. Pearson


  (F. F. Pena)*                Director                       June 30, 2000
--------------------
F. F. Pena


  (J. R. Price)*               Director                       June 30, 2000
--------------------
J. R. Price, Jr.


  (D. M. Stewart)*             Director                       June 30, 2000
--------------------
D. M. Stewart


  (E. E. Tallett)*             Director                       June 30, 2000
--------------------
E. E. Tallett


  (F. W. Weitz)*               Director                       June 30, 2000
--------------------
F. W. Weitz


                           *By    /s/ David J. Drury
                                  ------------------------------------
                                  David J. Drury
                                  Chairman

                                  Pursuant to Powers of Attorney
                                  Previously Filed or Included Herein